Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-188121) of Global Eagle Entertainment Inc.,

(2)	Registration Statement (Form S-8 No. 333-193052) pertaining to the 2013 Equity Incentive Plan, as amended, of Global Eagle Entertainment Inc.;
of our reports dated March 16, 2015, with respect to the consolidated financial statements of Global Eagle Entertainment Inc. and the effectiveness of internal control over financial reporting of Global Eagle Entertainment Inc. included in this Annual Report (Form 10-K) of Global Eagle Entertainment Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Los Angeles, California
March 16, 2015